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                                                                     EXHIBIT 3.2

                  FORM OF CERTIFICATE OF DESIGNATION AND TERMS
              OF TERM PARTICIPATING PREFERRED STOCK OF U.S. BANCORP


                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


                  We, the undersigned, ____________________ and
____________________, the _______________ and _______________, respectively, of
U.S. Bancorp, a Delaware corporation (the "Corporation"), do hereby certify as follows:

                  Pursuant to authority granted by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation's Preferred Stock, par value $1.00 per share, and certain qualifications, limitations and restrictions thereon:

                  BE IT RESOLVED, that there is hereby established a series of Preferred Stock, par value $1.00 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

                  Section 1. Designation. The distinctive serial designation of this series shall be "Term Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which divi dends thereon shall be cumulative.

                  The shares of this Series are to be issued by the Corporation solely as employment compensation to Employees (each, an "Employee") who are employees of Libra Investments, Inc. (or the high-yield division of any successor to Libra Investments, Inc. that is a direct or indirect subsidiary of the Corporation) and solely as a unit with rights to receive Common Stock ("Rights") pursuant to that certain Rights Agreement, dated as of January 4, 1999 (the "Rights Agreement"), between the Corporation and U.S. Bank National Association, as Rights Agent. Certificates for shares of this Series shall also


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              represent the Rights attached thereto, shall bear a legend to such effect and such Rights shall be deemed to be an integral part of the shares of this Series.

                  Section 2. Number, Term, Etc. The number of shares in this
              Series shall initially be _______, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Any shares of this Series transferred to the Corporation in accordance with Section 9 shall be available for reissuance as shares of this Series. The shares of this Series shall remain outstanding, unless earlier purchased by the Company, until December 31, 2003 or the Early Termination Date (as defined in the Rights Agreement) (the "Term Date"). Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

                  Section 3. Dividends. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, on each date occurring prior to the Term Date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date.

                  The term "Reference Package" shall initially mean ten shares of Common Stock of the Corporation. If the Corporation shall, at any time after the close of business on the date of initial issuance of shares of this Series, (a) declare or pay a dividend on any Common Stock payable in Common Stock, (b) subdivide (by any split, recapitalization or otherwise), any Common Stock or (c) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.



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                  Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided for this Series.

                  So long as any shares of this Series are outstanding, no
              dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation, dissolution or winding up), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

                  Section 4. Merger, Etc. In the event of any merger,
              consolidation, reclassification, binding share exchange or other transaction completed prior to the Term Date in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the full and fractional shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share of this Series equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

                  Section 5. Liquidation Preference. In the event of any
              liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, completed prior to the Term Date the holders of full and fractional shares of this Series shall be entitled, before any distri bution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, dissolution or winding up, to be paid in full an amount per whole share of this Series equal to the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all



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              holders of shares of this Series, or on or following the
              occurrence of the Term Date, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

                  In the event the assets of the Corporation available for
              distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

                  Upon the liquidation, dissolution or winding up of the
              Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

                  For the purposes of this Section 5, the consolidation or
              merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  Section 6. Redemption.  The shares of this Series shall not be redeemable.

                  Section 7. Term. As contemplated above, the Shares of this
              Series shall no longer be outstanding on and after the Term Date. From the Term Date, each share of this Series shall represent solely the right to receive the number of shares to which the holder of the attached Right, would be entitled, assuming that such Right is validly exercised or deemed exercised, and the holders of shares of this Series shall no longer have any rights or claims against the Corporation (including, without limitation, no right to receive any amount in respect of the liquidation preference) other than as provided in the attached Rights. Certificates for shares of this Series shall also represent the Rights attached thereto, shall bear a legend to such effect and such Rights shall be deemed to be an integral part of the shares of this Series.

                  Section 8. Voting.  The shares of this Series shall not afford the holders thereof any right to vote or consent except as required by law.



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                  Section 9. Transfer. A share of this Series shall not be
              transferred, sold, assigned, alienated or otherwise disposed of by any person to whom such share is issued by the Corporation except:
              (1) by an Employee to such Employee's spouse or children or trusts for their benefit or the benefit of such Employee; (2) by the laws of descent; or (3) to the Corporation, in each such case without the receipt of value therefor.




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                  IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the ____ day of _________, 199_.


                                              ---------------------------------

Attest:

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